Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 1, 2013, with respect to the consolidated financial statements of LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing contained in the registration statement of BG Staffing, Inc., filed on November 4, 2013, relating to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-191683), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Dallas, Texas

December 20, 2013